Exhibit 99.1

FIRST FINANCIAL HOLDINGS, INC.
34 Broad Street - Charleston, S.C. 29401
843-529-5933 - FAX: 843-529-5929

NEWS	NEWS	NEWS	NEWS

Contact:	Dorothy B. Wright	FOR IMMEDIATE RELEASE
	Vice President/Investor Relations	December 2, 2004
843-529-5931

Ronnie M. Givens is appointed to Board of Directors of
First Financial Holdings, Inc.

CHARLESTON, SC -- First Financial Holdings, Inc. (Nasdaq/FFCH) announced today that the Corporation's Board of Directors appointed Ronnie M. Givens to the Board of Directors effective as of Dec. 1, 2004. He was appointed to serve a two-year term expiring in 2007.

Givens has 37 years of professional experience and is a founding member of Gamble Givens & Moody LLC, a certified public accounting firm with five locations in the Charleston area. He serves as Chairman of the Board of Gamble Givens & Moody LLC and is a board member of the GGM Information Technology Group.

Givens' professional affiliations include memberships in the American Institute of Certified Public Accountants and the South Carolina Association of Certified Public Accountants. He serves on a number of boards within the community, including the Charleston Regional Development Alliance, The Education Foundation and The Charleston Naval Complex Redevelopment Authority.

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He is a member of the Summerville Rotary Club, the Summerville Exchange Club, Bethany United Methodist Church and the Board of Visitors at Charleston Southern University. Givens is a Summerville resident and a graduate of the University of South Carolina.

Givens will serve as Chairman of First Financial's Audit Committee. "We are extremely pleased to announce the addition of Ronnie to our Board and look forward to his insight, professional expertise and leadership," said Board Chairman James C. Murray.

First Financial Holdings, Inc. is a unitary thrift holding company. Its subsidiary, First Federal Savings and Loan Association of Charleston, operates a network of 48 offices in coastal South Carolina and in Brunswick County, North Carolina. The Company also provides comprehensive brokerage, trust and insurance services through First Southeast Investor Services, Inc., First Southeast Fiduciary and Trust Services, Inc., Kimbrell Insurance Group, Inc. and First Southeast Insurance Services, Inc. For additional information about First Financial, please visit our website at http:/www.firstfinancialholdings.com.

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